================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                              -------------------


                                 SCHEDULE 13D
                                (Rule 13d-101)


          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
     RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                               (AMENDMENT NO. 4)
                                ---------------

                        DELCO REMY INTERNATIONAL, INC.
                               (Name of Issuer)

                Class A Common Stock, Par Value $.01 Per Share
                        (Title of Class of Securities)

                                  246626-10-5
                                (CUSIP number)

                              Michael A. Delaney
                                Vice President
                         Court Square Capital Limited
                                399 Park Avenue
                           New York, New York 10043
                                (212) 559-1000

                    (Name, address and telephone number of
                     Person Authorized to Receive Notices
                              and Communications)

                                   Copy to:

                            Craig L. Godshall, Esq.
                                    Dechert
                           4000 Bell Atlantic Tower
                               1717 Arch Street
                     Philadelphia, Pennsylvania 19103-2793
                                (215) 994-4000

                               February 9, 2001
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_]

================================================================================

CUSIP No. 246626-10-5
         -----------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON

 1    SS. Or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Citicorp Banking Corporation
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4

      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             8,160,038*
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          8,160,038*
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      8,160,038*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                          [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      45%*
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      HC
------------------------------------------------------------------------------
* Includes 3,025,391 shares of Class A Common Stock sold by an affiliate of Masco Tech, Inc. to Court Square Capital Limited ("Court Square") pursuant to a Stock Purchase Agreement, dated as of August 1, 2000, as amended, between Masco Tech, Inc. and Citicorp Venture Capital, Ltd. ("CVC") and 3,607,343 shares of Class A Common Stock sold by CVC to Court Square pursuant to a Stock Purchase Agreement, dated as of November 28, 2000, by and between CVC and Court Square. Includes 1,527,304 shares of Class A Common Stock held by affiliates of Court Square for which shares Court Square disclaims beneficial ownership. Excludes 6,278,055 shares of Class B Common Stock, all or a portion of which may be converted into Class A Common Stock and 1,680,038 shares of Class A Common Stock which may be acquired upon exercise of a warrant held by an affiliate of CVC.

CUSIP No. 246626-10-5
         -----------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON

 1    SS. Or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Citicorp
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4

      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]

 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             8,160,038*
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

                          8,160,038*
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      8,160,038*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                          [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      45%*
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      HC
------------------------------------------------------------------------------
* Includes 3,025,391 shares of Class A Common Stock sold by an affiliate of Masco Tech, Inc. to Court Square Capital Limited ("Court Square") pursuant to a Stock Purchase Agreement, dated as of August 1, 2000, as amended, between Masco Tech, Inc. and Citicorp Venture Capital, Ltd. ("CVC") and 3,607,343 shares of Class A Common Stock sold by CVC to Court Square pursuant to a Stock Purchase Agreement, dated as of November 28, 2000, by and between CVC and Court Square. Includes 1,527,304 shares of Class A Common Stock held by affiliates of Court Square for which shares Court Square disclaims beneficial ownership. Excludes 6,278,055 shares of Class B Common Stock, all or a portion of which may be converted into Class A Common Stock and 1,680,038 shares of Class A Common Stock which may be acquired upon exercise of a warrant held by an affiliate of CVC.

CUSIP No. 246626-10-5
          -----------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS. Or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Citigroup Holdings Company
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4

      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                           [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             8,160,038*
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

                          8,160,038*
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      8,160,038*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12

                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      45%*
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      HC
------------------------------------------------------------------------------
* Includes 3,025,391 shares of Class A Common Stock sold by an affiliate of Masco Tech, Inc. to Court Square Capital Limited ("Court Square") pursuant to a Stock Purchase Agreement, dated as of August 1, 2000, as amended, between Masco Tech, Inc. and Citicorp Venture Capital, Ltd. ("CVC") and 3,607,343 shares of Class A Common Stock sold by CVC to Court Square pursuant to a Stock Purchase Agreement, dated as of November 28, 2000, by and between CVC and Court Square. Includes 1,527,304 shares of Class A Common Stock held by affiliates of Court Square for which shares Court Square disclaims beneficial ownership. Excludes 6,278,055 shares of Class B Common Stock, all or a portion of which may be converted into Class A Common Stock and 1,680,038 shares of Class A Common Stock which may be acquired upon exercise of a warrant held by an affiliate of CVC.

CUSIP No. 246626-10-5
          -----------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS. Or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Citigroup Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4

      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                            [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             8,177,499*
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          8,177,499*
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      8,177,499
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      45.2%*
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      HC
------------------------------------------------------------------------------
* Includes 3,025,391 shares of Class A Common Stock sold by an affiliate of Masco Tech, Inc. to Court Square Capital Limited ("Court Square") pursuant to a Stock Purchase Agreement, dated as of August 1, 2000, as amended, between Masco Tech, Inc. and Citicorp Venture Capital, Ltd. ("CVC") and 3,607,343 shares of Class A Common Stock sold by CVC to Court Square pursuant to a Stock Purchase Agreement, dated as of November 28, 2000, by and between CVC and Court Square. Includes 1,527,304 shares of Class A Common Stock held by affiliates of Court Square for which shares Court Square disclaims beneficial ownership. Excludes 6,278,055 shares of Class B Common Stock, all or a portion of which may be converted into Class A Common Stock and 1,680,038 shares of Class A Common Stock which may be acquired upon exercise of a warrant held by an affiliate of CVC.

                                 SCHEDULE 13D


          This Amendment No. 4 to Schedule 13D ("Amendment No. 4") relates to a
Schedule 13D filed on August 10, 2000 ("Schedule 13D") with the Securities and Exchange Commission ("SEC"), Amendment No. 1 to Schedule 13D ("Amendment No. 1") filed with the SEC on December 5, 2000, Amendment No. 2 to Schedule 13D ("Amendment No. 2") filed with the SEC on January 2, 2001 and Amendment No. 3 to
Schedule 13D ("Amendment No. 3") filed with the SEC on February 1, 2001. This Amendment No. 4 amends and supplements Amendment No. 3.

          This Amendment No. 4 relates to the shares of Class A Common Stock, par value $0.01 per share (the "Common Stock") of Delco Remy International, Inc., a Delaware corporation (the "Company"). Information in the Schedule 13D, Amendment No. 1, Amendment No. 2 and Amendment No. 3 remains in effect except to the extent that it is superceded by the information contained in this Amendment No. 4. Information given in response to each item shall be deemed to be incorporated by reference in all other items. Capitalized terms used but not defined in this Amendment No. 4 shall have the meanings ascribed to such terms in the Schedule 13D, Amendment No. 1, Amendment No. 2 and Amendment No. 3.

ITEM 4.   PURPOSE OF TRANSACTION

          The response set forth in Item 4 of Amendment No. 3 is hereby amended and supplemented by the following information:

          The information set forth in Item 6 of Amendment No. 3 to Schedule TO filed by CSC and DRI with the SEC on February 9, 2001, which is attached hereto as Exhibit 2, is incorporated herein by reference.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS

Exhibit 1 Joint Filing Agreement among Citicorp Banking Corporation, Citicorp, Citigroup Holdings Company and Citigroup Inc.

Exhibit 2 Amendment No. 3 to Schedule TO filed by CSC and DRI with the SEC on February 9, 2001.

                                   Signature
                                   ---------

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  February 9, 2001                       CITICORP BANKING CORPORATION


                                               By:  /s/  William Wolf
                                                  ------------------------------
                                               Name:     William Wolf
                                                    ----------------------------
                                               Title:    Senior Vice President
                                                     ---------------------------

                                               CITICORP


                                               By:  /s/  Joseph B. Wollard
                                                  ------------------------------
                                               Name:     Joseph B. Wollard
                                                    ----------------------------
                                               Title:    Assistant Secretary
                                                     ---------------------------




                                               CITIGROUP HOLDINGS COMPANY




                                               By:  /s/  Joseph B. Wollard
                                                  ------------------------------
                                               Name:     Joseph B. Wollard
                                                    ----------------------------
                                               Title:    Assistant Secretary
                                                     ---------------------------




                                               CITIGROUP INC.



                                               By:  /s/  Joseph B. Wollard
                                                  ------------------------------
                                               Name:     Joseph B. Wollard
                                                    ----------------------------
                                               Title:    Assistant Secretary
                                                     ---------------------------